EXHIBIT 10.3

LEASE AGREEMENT

This Lease Agreement (the "Lease") is made and entered into as of the 25th day of November, 2013 ("Effective Date"), by and between 880 Grier Drive Holdings, LLC, a Maryland limited liability company ("Landlord"), and MGM Resorts International, a Delaware corporation ("Tenant").

I.Basic Lease Information.

A."Building" shall mean the building located at 880 Grier Drive, Las Vegas, Nevada, 89118, which Building is a part of the Hughes Airport Center.

B."Rentable Square Footage of the Building" is deemed to be 81,000 square feet.

C."Premises" shall mean the entire floor area in the Building as shown on Exhibit A to this Lease. The "Rentable Square Footage of the Premises" is deemed to be approximately 81,000 square feet (subject to possible re-measurement pursuant to Section 111.E). If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

D."Base Rent":

Months	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
1-10*	$0.00	$0.00	$0.00
11-12	$15.000	$1,215,000.00	$101,250.00
13-24	$15.375	$1,245,375.00	$103,781.25
25-36	$15.759	$1,276,509.48	$106,375.79
37-48	$16.153	$1,308,422. 16	$109,035.18
49-60	$16.557	$1,341, 132.72	$111,761.06
61-72	$16.971	$1,374,661.08	$114,555.09
73-84	$17.395	$1,409,027.52	$117,418.96
85-96	$17.830	$1,444,253.28	$120,354.44
97-108	$18.276	$1,480,359.60	$123,363.30
109-120	$18.733	$1,517,368.56	$126,447.38

*Base Rent shall abate for the first 10 months of the Term as set forth above. If prior to or during said 10 month period Tenant commits a default and does not cure it within the time provided for cure, if any, the foregoing abatement shall be suspended until such cure is made. If this Lease shall terminate prior to the scheduled Termination Date due to a default by Tenant, Landlord shall be entitled to pursue the recovery of any portion of the abatement; provided that in no event shall Landlord be entitled to recover more than that to which it is entitled under applicable law.

E."Tenant's Pro Rata Share": 100%.

F.''Term": A period of 120 months. The Term shall commence (the "Commencement Date"), subject to "Landlord Delays," (as that term is defined in Exhibit D), on the date that is six (6) months after the date of delivery of the Premises to Tenant with the Landlord's Delivery Obligations and other conditions as set forth in Section Ill.A. satisfied (all as approved by Tenant pursuant to Section Ill.A.) (the actual date of delivery, the "Delivery Date"). Unless terminated earlier in accordance with this Lease, the initial Term shall end (including for purposes of exercising any Option (as defined in Exhibit E)) on the date that is 120 months after the Commencement Date of this Lease (the "Termination Date"). Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit C.

G.Tenant Allowance(s): $35.00 per square foot of Rentable Square Footage of the Premises, subject to Section 2 of Exhibit D with respect to use by Tenant for other property leased to Tenant under the Hughes Airport Leases (as defined below).

H."Base Year" means the twelve (12) month period following the date which Tenant commences operations for business at the Premises. "Comparison Year'' means each calendar year during the Term of this Lease subsequent to the Base Year or the prior Comparison Year.

I.Intentionally Omitted.

J."Broker(s)": CBRE, Inc.

K."Permitted Use": general business purposes and other uses consistent with Class B office space that are permitted by applicable laws, zoning regulations and recorded encumbrances.

L."Notice Addresses":

If to Landlord:	880 Grier Drive Holdings, LLC c/o CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500, West Bethesda, Maryland 20814 Attention: Legal Department

with a required copy to:	Hannay Realty Advisors FBO 880 Grier Drive Holdings, LLC 2999 North 44th Street, Suite 400 Phoenix, Arizona 85018

If to Tenant:
MGM Resorts International
3600 Las Vegas Boulevard
South Las Vegas, NV 89109
Attention: General Counsel

MGM Resorts International
3950 Las Vegas Boulevard
South Las Vegas, NV 89119
Attention: Deputy General Counsel

Rent (defined in Section IV.A) is payable to the order of 880 Grier Drive Holdings, LLC at the following address: Hannay Realty Advisors, FBO 880 Grier Drive Holdings, LLC, 2999 North 44th Street, Suite 400, Phoenix, Arizona 85018.

M."Business Day(s)" are Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day ("Holidays"). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

N.Intentionally omitted.

O."Law(s)" means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity with jurisdiction over the parties or the Premises or the activities conducted thereon.

P."Normal Business Hours" for the Building are 7:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. p.m. on Saturdays. Tenant shall have access to the Premises, all utility systems, utility· rooms (as defined below) and the Common Areas, twenty-four (24) hours per day, seven (7) days per week, fifty two (52) weeks per year.

Q."Property" means the Building and the parcel(s) of land on which it is located and, the parking areas servicing the Building, and other buildings and improvements located within the project in which the Building is a part or otherwise serving the Building, if any, and the parcel(s) of land on which they are located.

R."Hughes Airport Leases" means any lease entered into by Tenant within one month of the date hereof for space in the buildings located in the Hughes Airport Center at 840 Grier Drive and 950 Grier Drive.

II.Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the "Common Areas"). Further, Tenant shall have access to any meter, system, electrical, equipment, janitorial, telephone and utility closets or rooms at the Premises (collectively, "utility rooms").

III.    Premises; Tenant Improvements; Delivery.

A.Landlord agrees to perform the work ("Landlord's Work") necessary in order to deliver the roof, structure, HVAC, electrical, mechanical, lighting and plumbing systems for the Premises in good operating condition and repair and in compliance with all Laws, including, but not limited to, those items set forth on Exhibit D-2 as Landlord's responsibility, but excluding those items set forth on Exhibit D-2 as Tenant's responsibility ("Landlord's Delivery Obligations"), with such Landlord's Work to be performed in accordance with the Landlord's Work Letter attached hereto as Exhibit D-1 ("Landlord's Work Letter''). All construction warranties in Landlord's possession relating to portions of the Premises that are Tenant's obligation to maintain and that are assignable shall be assigned to Tenant; provided that any such warranties are automatically assigned back to Landlord upon the expiration or termination of this Lease. Landlord shall deliver the Premises and the Building in compliance with all Laws with respect to Hazardous Materials. Landlord shall indemnify, defend and hold Tenant and the Tenant Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the presence of Hazardous Materials within the Premises (except to the extent such Hazardous Materials are introduced by Tenant or its employees, agents or contractors). "Hazardous Materials" means any substances, materials or wastes subject to regulation under any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or hazardous, toxic or radioactive materials. Subject to the representations set forth in this Section, the completion of Landlord's Delivery Obligations and Landlord's other obligations under this Lease, the Premises are accepted by Tenant in "as is" condition and configuration, and Tenant acknowledges that there are no other representations or warranties (express or implied) by Landlord regarding the condition of the Premises or the Building.

B.If Landlord fails to deliver the Premises to Tenant in the condition as required by this Lease with all of Landlord's Work (excepting therefrom the Tenant Performed Landlord's Work as set forth in the Landlord's Work Letter) complete on or before the respective "Outside Delivery Dates" set forth on Exhibit D-2, (a) after the sixtieth (60th) day of late delivery after the Outside Delivery Date, Tenant shall have the right to terminate this Lease upon the delivery of written notice to Landlord given at any time before delivery in accordance with the terms of this Lease occurs, (b) Tenant shall be entitled to one (1) day of rent abatement per day for the first sixty (60) days after the Outside Delivery Date until the Premises is delivered in accordance with this Lease, and (c) Tenant shall be entitled to two (2) days of rent abatement per day of late delivery from and after the sixtieth (60th) day of late delivery after the Outside Delivery Date until the Premises are delivered in accordance with this Lease. The parties acknowledge that Tenant's remedies set forth above with respect to the Outside Delivery Date shall not apply to any delay by Tenant in performing any of the Tenant Performed Landlord's Work (as defined in Exhibit D-1) unless such delay is due to a Landlord Delay (as that term is defined in Exhibit D). After the Delivery Date, Tenant shall promptly notify Landlord in writing if Tenant or any of its employees or agents are aware that the Premises were not delivered in accordance with Landlord's Delivery Obligations (a "Delivery Deficiency"). Tenant's failure to give Landlord notice of a Delivery Deficiency within thirty (30) days of the Delivery Date shall be deemed satisfaction of the Landlord's Delivery Obligations; provided that such acceptance or deemed acceptance shall not relieve Landlord of its (1) maintenance and repair obligations under this Lease, (2) obligations with respect to the presence of Hazardous Materials within the Premises that were not installed or introduced in the Property by Tenant, its contractors or agents, or (3) the obligation to remedy any of Landlord's Delivery Obligations that are not reasonably discoverable during any inspections by Tenant during such period. If (i) Tenant gives Landlord written notice of a Delivery Deficiency within thirty (30) days of the Delivery Date, and (ii) the Delivery Deficiency itself or Landlord's entry into the Premises to cure the Delivery Deficiency prevents or delays Tenant from completing its Tenant Improvements, and/or operating its business in the Premises, then the Commencement Date shall be delayed until such time the Delivery Deficiency is so cured. Tenant shall be entitled to terminate this Lease if within thirty (30) days after receipt of notice of the Delivery Deficiency Landlord fails to cure the Delivery Deficiency or, if such Delivery Deficiency cannot reasonably be cured within thirty (30) days, to commence and diligently pursue the cure of the Delivery Deficiency. In no way shall Tenant's acceptance of the Premises limit Landlord's liability and obligations related to Hazardous Materials as set forth in this Lease. In the event that the presence of any Hazardous Materials that were not installed by Tenant, its contractors or agents are discovered prior to the Commencement Date and such Hazardous Materials prevent or delay Tenant from commencing and/or completing its Tenant Improvements, and/or operating its business in the Premises, then, in addition to Tenant's rights and remedies in this Lease and at equity and in law, the Commencement Date shall be delayed until such time as the Hazardous Materials have been abated or remediated in accordance with applicable Law.

C.Landlord shall make the Premises available to Tenant for the work and installations (including the Tenant Performed Landlord Work and Tenant Improvements (as defined below)) promptly after execution of this Lease, so long as such work and installation do not unreasonably interfere with or materially obstruct the progress of the work being performed by Landlord. The license to enter the Premises shall be subject to such reasonable restrictions and conditions as may be imposed by

Landlord from time to time and Tenant shall coordinate all activities on and about the Premises with Landlord's designated representatives. Tenant's right to enter onto the Premises shall not trigger the commencement of the period to establish the Commencement Date nor shall it be deemed the Delivery Date; provided, however, that the remaining terms and provisions of this Lease (including, without limitation, the insurance requirements) shall automatically become effective and apply to all activities of Tenant and Tenant's employees, agents, contractors and licensees in, about, or relating to the Premises.

D.Upon delivery of possession of the Premises by Landlord, Tenant will proceed at its own expense, to perform all work, supply all installations and fully equip the Premises necessary for the completion of the Premises and the proper operation of Tenant's business therein (the "Tenant Improvements") pursuant to a separate work letter agreement (the "Work Letter") attached as Exhibit D. The parties acknowledge and agree that Tenant Improvements shall not be deemed to include any Tenant Performed Landlord Work. The Tenant Improvements shall be performed with materials of good quality and in a proper workmanl ike manner.

Tenant shall secure any and all governmental permits, approvals and authorizations required in connection with any such work, and all the Tenant Improvements shall be performed in compliance with all Laws. Tenant shall not do any construction work or alterations, nor shall Tenant install any equipment other than trade fixtures and personal property without first obtaining Landlord's written approval of the plans and specifications therefore in accordance with the Work Letter. The approval by Landlord of such plans and specifications shall not constitute the assumption of any liability on the part of the Landlord for their accuracy or their conformity with requirements of any building code, or other municipal or governmental regulation or ordinance. Prior to commencement of any work upon the Premises by Tenant, Tenant shall deliver to Landlord a certificate of public liability and property damage insurance of a type and with the limits as shall be reasonably acceptable to Landlord and naming Landlord as additional insured, and evidence of Worker's Compensation in such amounts as are required by law. If Tenant or its contractors are performing any Tenant Improvements or Alterations that constitute new construction or structural alterations to the Building (including any movement of load bearing walls), Tenant shall maintain Builder's Risk insurance in such amounts as are reasonably acceptable to Landlord based on the scope of work being performed.

E.If Tenant completes the Tenant Improvements before the Commencement Date, Tenant may conduct its business in the Premises subject to the terms and conditions of this Lease except that Tenant's operating in the Premises shall not affect determination of the Commencement Date (or the commencement of the obligation to pay Base Rent). The parties acknowledge and agree that Tenant has no obligation to open for business or operate from the Premises.

F.Landlord and Tenant each specifically acknowledge and agree that all references contained in this Lease and in any of the exhibits attached hereto containing the words "to Landlord's knowledge" (whether used in the phrase "to the best knowledge of Landlord", "to the best of Landlord's knowledge", "Landlord's knowledge", "actually known to Landlord", "known to Landlord", or in similar or other contexts) (i) shall refer to the actual personal knowledge of Geoff Wood and Kristina Kessler; (ii) shall in no case refer to the actual or constructive, imputed or implied knowledge of any other employee, agent, officer, director or other representative of Landlord or any investment advisor, attorney or other contractor or representative of Landlord (together, the "Landlord Representatives"); and (iii) shall in no case impose upon Landlord or Landlord Representatives any duty or obligation to verify any representation, warranty or statement contained in this Lease or in any exhibit attached hereto or to otherwise investigate the facts or circumstances relating or otherwise pertinent thereto. Landlord hereby represents and warrants that Geoff Wood and Kristina Kessler are the representatives of Landlord most knowledgeable about the present operation and condition of the Premises.

G.The measurements of square feet set forth in this Lease shall be consistent with the Building Owners and Managers Association (BOMA) International (ANSI 265.1-1989) Standard Method of Floor Measurement. At any time within ninety (90) days following the date Landlord delivers possession of the Premises to Tenant, Tenant shall have the right, at its expense, to have its architect/space planner remeasure the Premises in accordance with the foregoing ANSI/BOMA guidelines, and if there is a deviation from the square feet of floor area as set forth above, Landlord shall, effective as of the Effective Date, adjust the Rentable Square Footage the Premises to reflect the actual floor area of the Premises, the Base Rent, the Tenant Allowance and other charges which are based on the Rentable Square Footage of the Premises. Landlord shall have the right, at its expense, to have its architect verify any such deviation determined by the Tenant's architect. In the event of an adjustment of floor area, the parties shall within ten (10) days after the written request of either party enter into a lease amendment amending this Lease as to the matters set forth above. In the event that Tenant does not provide written notice to Landlord within ninety (90) days of delivery of the possession of the Premises that a re-measurement of the Premises has revealed a deviation from the square feet of floor area as set forth above, then Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises set forth herein are correct and shall not be remeasured.

IV.    Rent.

A.Payments. As consideration for this Lease, commencing on the Commencement Date (however subject to abatement rights as set forth herein), Tenant shall pay Landlord, without any setoff or deduction (except to the extent as otherwise set forth in this Lease), the total amount of Base Rent and Additional Rent due for the Term. "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord or any other person or entity under the Lease. Additional Rent and Base Rent are sometimes collectively referred to as "Rent". Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and Tenant's Pro Rata Share of Excess Expenses (defined in Section IV.B.) shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to five percent (5%) of the past due Rent, provided that Tenant shall be entitled to a grace period of five (5) days for the first two (2) late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of Excess Expenses for the month shall be prorated based on the number of days in such calendar month. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party's right to recover the balance or pursue other available remedies. Tenant's covenant to pay Rent is independent of every other covenant in this Lease, except to the extent of any offset or deduction right of Tenant under this Lease.

B.Payment of Tenant's Pro Rata Share of Excess Expenses. During each calendar year during the Term after the Base Year, Tenant shall pay Tenant's Pro Rata Share of the total amount by which all Expenses (defined in Section IV.C.) for such Comparison Year exceeds the amount of Expenses for the Base Year (the "Excess Expenses"); provided however, that (i) the Controllable Expenses that may be included in the calculation of Excess Expenses in the first Comparison Year shall be limited to four percent (4%) of the Controllable Expenses in the Base Year, and (ii) the Controllable Expenses included in the calculation of Excess Expenses for each subsequent Comparison Year shall be limited to four percent (4%) of the Controllable Expenses used to calculate the Excess Expenses in the prior Comparison Year. "Controllable Expenses" shall mean all Expenses other than Taxes. The following table is an illustration of how Excess Expenses would be calculated if the Expenses in the Base Year are $2,000.00, of which $1,000.00 are attributable to Controllable Expenses and $1,000 are attributable to Taxes.

Comparison Year	Total Controllable Expenses (CE)	Limit on CE for Calculating Excess Expenses	Total Taxes	Taxes in Included Excess Expenses	Excess Expenses
1	$1,010.00	$1,010.00	$1,080.00	$80.00	$90.00
2	$1,060.00	$1,050.40	$1,100.00	$100.00	$150.40

Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one twelfth of Tenant's Pro Rata Share of Landlord's estimate of the total amount of Excess Expenses. If Landlord determines that its good faith estimate was incorrect, Landlord may provide Tenant with a revised estimate (however, this shall occur no more than two (2) times per calendar year). After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year's estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Rent.

As soon as is practical following the end of each calendar year (but no later than June 30th), Landlord shall furnish Tenant with a statement of the actual amount of Expenses for the prior calendar year and Tenant's Pro Rata Share of the actual amount of Excess Expenses for the prior calendar year. If the estimated amount of Excess Expenses for the prior calendar year is more than the actual amount of Excess Expenses for the prior calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due within thirty (30) days. If the estimated amount of Excess Expenses for the prior calendar year is less than the actual amount of Excess Expenses for such prior year, Tenant shall pay

Landlord, within thirty (30) days after its receipt of the statement of Expenses, any underpayment for the prior calendar year. Subject to any matters outside of Landlord's control (such as any government or municipality with taxing authority failing to provide tax assessments), Landlord shall not be permitted to charge Tenant for any additional Expenses for any reconciliations performed more than two (2) years after the end of a calendar year.

C.Expenses Defined. "Expenses" means all costs and expenses incurred by Landlord in each calendar year in connection with operating, maintaining, repairing and managing the Building and the Property, including, but not limited to:

1.Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2.Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, reasonable legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms length contract for such services with an unaffiliated entity of comparable skill and experience.

3.Costs incurred by Landlord pursuant to the terms of Section IX hereof.

4.The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

5.Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

6.Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. "Electrical Costs" means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

7.The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property (i) for the primary purpose of reducing Expenses (limited to the extent of the reasonably anticipated cost savings) or (ii) required to comply with laws first enacted or enforced after the Effective Date. The cost of capital improvements shall be amortized by Landlord over the reasonable useful life of the improvement. The amortized cost of capital improvements may, at Landlord's option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.

8.Taxes (as defined below).

9.Security costs and expenses for the Property; provided that if security services are provided in a Comparison Year that are not provided in the Base Year, the reasonable costs and expenses of such security services shall be imputed into the Base Year for purposes of determining the Excess Expenses.

10.Any amounts charged to the Building under any recorded declaration or similar instrument as of the Effective Date.

Notwithstanding anything to the contrary contained in this Lease, Expenses for purposes of this Lease shall not include (A) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (B) costs incurred by Landlord in the repairs, capital additions, alterations or replacements made or incurred to rectify or correct defects in design, materials or workmanship in connection with any portion of the Property; (C) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (D) cost of utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision identical or substantially similar to the provisions set forth in this Lease); (E) except as otherwise specifically provided in this Lease, costs incurred by Landlord for capital repairs and capital improvements to the Property which are considered capital improvements and replacements under generally accepted accounting principles, consistently applied; (F) costs of services or other benefits which are either not offered to Tenant or for which Tenant is charged directly, but which are provided to other tenants of the Building without a separate charge; (G) costs incurred due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building; (H) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Property to the extent the same exceeds the cost of such services which could be obtained from third parties on a competitive basis; (I) except as otherwise specifically provided herein, costs of interest on debt or amortization on any mortgages, and rent and other charges, costs and expenses payable under any mortgage, if any; (J) intentionally omitted; (K) costs of any compensation and employee benefits paid to clerks, attendants or other persons in a commercial concession operated by Landlord; (L) costs of rentals and other related expenses incurred in leasing HVAC, elevators or other equipment ordinarily considered to be of a capital nature except (i) equipment which is used in providing janitorial, maintenance or similar services and which is not affixed to the Building, and (ii) except in the event of an emergency; (M) marketing costs, legal fees, space planner's fees, and advertising and promotional expenses and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Building; (N) costs of electrical power for which Tenant directly contracts with and pays a local public service company; (O) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (P) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Property (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Property). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Property management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general administrative expenses relating to the partnership or entity (as opposed to the operation of the Property); (Q) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Property vis-a-vis time spent on matters unrelated to operating and managing the Property; (R) amounts paid as ground rental for the Real Property by the Landlord; (S) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art; (T) any costs expressly excluded from Expenses elsewhere in this Lease; (U) costs arising from Landlord's charitable or political contributions; (V) any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents; (W) the cost of any magazine, newspaper, trade or other subscriptions; (X) any costs covered by any warranty, rebate, guarantee, service contract or insurance which are actually collected by Landlord (which shall not prohibit Landlord from passing through the costs of any such service contract if otherwise includable in Expenses); (Y) tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments or file returns when due; (Z) all items and services for which Tenant or any other tenant in the Building reimburses Landlord directly (and not as part of its pro rata share of Expenses) or which Landlord provides selectively to one or more tenants (other than Tenant); (AA) costs incurred to comply with Hazardous Materials Laws relating to Hazardous Materials which were in existence in the Building prior to the date of delivery of possession of the Premises and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material (in the state, and under the conditions that such Hazardous Material then existed in the Building) would have then required the removal or other remedial or containment action with respect thereto; (BB) rent for any office space occupied by Building management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project; and (CC) costs incurred by Landlord in performing its obligations under this Lease which are to be performed at Landlord's sole cost and expense.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise that is effective and recorded as of the Effective Date, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses for the Base Year and all Comparison Years shall be determined as if the Building is 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

D.    Taxes Defined. "Taxes" shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord's election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord's election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant, at Tenant's sole cost and expense, shall have the right to contest the Taxes for the Premises with the applicable governing authorities if Landlord provides prior written consent, which consent may be withheld only if Landlord contests the Taxes for the Premises. Landlord shall provide copies of all correspondence it receives regarding taxed/assessed values and appeal periods. Landlord, at Tenant's sole cost and expense, shall reasonably cooperate with Tenant with respect to Tenant contesting the Taxes if permitted under this Lease.

E.    Review Rights. If Tenant desires to contest any calculation by Landlord of Expenses or the amount of any Expenses payable by Tenant, Tenant must give Landlord a written notice (an "Audit Notice") stating that Tenant intends to review Landlord's books and records regarding Expenses. The Audit Notice must be received by Landlord within one (1) year after the date of receipt by Tenant of Landlord's notice of the estimate of Tenant's Pro Rate Share of Expenses or calendar year reconciliation, as set forth in Section IV.B above. If Tenant fails to give Landlord such an Audit Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount of such Expenses. Promptly after receiving any such Audit Notice from Tenant, Landlord shall make its books and records available to Tenant and its accountants for review at the Building, its office within Clark County or the office of its property manager within Clark County. Following such review, if Tenant disputes the Expenses as set forth in the applicable statement, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matter. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, a binding final determination shall be made by an independent auditor (hired on a non-contingency basis) selected by Landlord and reasonably approved by Tenant. The cost of Tenant's audit shall be paid for by Tenant unless the investigation and analysis discloses a material overcharge of Tenant (i.e., five percent (5%) or more), in which event Landlord shall bear the cost of the audit. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant for future Expenses payable by Tenant equal to the amount of any overpayment paid by Tenant during the Lease year to which Tenant's Expenses relates or Tenant shall pay Landlord the amount of any underpayment, whichever may be applicable. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay Tenant's Pro Rata Share of Excess Expense amounts based upon Landlord's determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

V.    Compliance with Laws; Use.

A.Tenant's Obligations. The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord's reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises. Tenant shall not cause or permit the use, generation, storage or disposal in or about the Property of any Hazardous Material except in the ordinary course of business in compliance with all Laws, unless Tenant shall have received Landlord's prior written consent, which consent Landlord may withhold or at any time revoke at its sole discretion. Tenant shall keep the Premises clean to prevent mold and shall remove standing water. If Tenant becomes aware of any mold growth, Tenant shall promptly notify Landlord in writing. Tenant, within ten (10) days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws in connection with its use of the Property. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time, provided such newly adopted rules and regulations do not interfere with Tenant's use and rights under this Lease or increase the monetary obligations of Tenant hereunder. Tenant shall also comply with and observe any recorded restrictive covenants applicable to the Property as of the Effective Date. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations of the Building. Landlord shall not discriminate against Tenant in Landlord's enforcement of the rules and regulations. Prior to Landlord recording any documents against the Property which would materially and adversely affect Tenant's use and operations at the Property and/or Tenant's rights and obligations under this Lease, Landlord shall obtain Tenant's prior written consent.

B.    Landlord's Obligations. Landlord shall maintain and operate the Building and Common Area in accordance with all applicable Laws, including, without limitation Laws under the American with Disabilities Act and Laws related to Hazardous

Materials, except to the extent such compliance with Laws is Tenant's obligation pursuant to this Lease. Landlord agrees that if: (i) at any time or times any public authorities having jurisdiction shall complain that the Common Areas or portion of the Building for which Landlord is responsible shall not have been constructed or shall not be operated in compliance with any applicable Law and shall request compliance; (ii) failure to comply was not caused by or through Tenant; and (iii) such failure to comply shall materially and adversely affect the use of the Premises by Tenant or materially and adversely affect any other rights of Tenant under this Lease or impose any obligation upon Tenant not contained in this Lease, then Landlord shall, upon receipt of notice of such complaint, cause such repairs, alterations or other work to be done or action to be taken so as to bring about the compliance requested. Landlord shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials upon or about the Property, or permit Landlord's employees, agents and contractors, to engage in such activities upon or about Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Property of substances customarily used in the ordinary course of business for similar buildings in compliance with all Laws.

VI.    Intentionally Omitted.

VII.    Signs.

Tenant shall have the right to place and maintain signage on the exterior of the Premises and Building. So long as Tenant is the sole occupant of the Building, Tenant shall have the sole rights to any monument or pylon signs for the Building, if any. In the event Tenant is the majority tenant of the Building and no monument or pylon signs exist, Tenant, at Tenant's sole cost, shall have the right to construct monument and/or pylon signs and to place other reasonable prominent identification signage in locations mutually determined by Landlord and Tenant. The size, type and location of all signage shall be subject to the prior written consent of Landlord, which will not be unreasonably withheld, delayed or conditioned. Tenant acknowledges that if it is not the sole Tenant in the Building, that other tenants may have reasonable monument signage and/or exterior Building signage. All signage shall comply with recorded declarations or restrictions and with any sign criteria for the Hughes Airport Center in existence as of the date of this Lease. Any signage approved by Landlord shall be_ installed and maintained at Tenant's sole cost and expense; provided, however, that Tenant may use the Tenant Allowance for the initial installation of such signage, subject to the requirements for disbursement set forth herein. All signage shall comply with applicable state, municipal and county law and code, and with any recorded title encumbrances. Tenant further agrees not to install any exterior lighting other than lighting associated with signage, amplifiers or similar devices or use in or about the Premises, such as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts. Tenant shall remove all signs upon the expiration or earlier termination of this Lease, and shall promptly repair any damage caused by such removal.

VIII.    Leasehold Improvements.

All improvements permanently affixed to the Premises or otherwise installed using the Tenant Improvement Allowance (collectively, "Leasehold Improvements") shall be owned by Landlord and shall remain upon the Premises after expiration of the Lease without compensation to Tenant, and Tenant shall have no obligation to remove or demolish any Leasehold Improvements at the expiration or earlier termination of the Lease.

IX.    Repairs and Alterations.

A.Tenant's Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted, and in accordance with Law. Tenant's repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "Cable") that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, emergency generators, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations (as defined below) performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to commence and diligently pursue any repairs to the Premises for which Tenant is responsible for more than ten (10) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice and evidence of the cost thereof, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.Landlord's Repair Obligations. Landlord shall be responsible to keep and maintain in good repair and working order and make repairs to and perform maintenance upon the following (the cost of which may be included in Expenses to the extent not excluded in Section IV.C.): (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, lighting, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. If the Premises, or a material portion of the Premises, is impaired or made untenantable for a period in excess of four (4) consecutive days after notice as a result of Landlord's failure to fulfill its obligations in this Section, then Tenant shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive day of such failure after notice and ending on the day the Premises are again not impaired or tenantable. If the entire Premises has not been rendered impaired or untenantable by the service failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered impaired or untenantable. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment, except to the extent caused by Landlord's negligence or willful misconduct. Landlord shall be obligated to maintain the Common Areas in a good condition and repair. If Tenant is the majority tenant of the Building and Landlord fails to commence and diligently pursue any repairs to the Building and the Common Areas for which Landlord is responsible for more than ten (10) days after notice from Tenant (although notice shall not be required if there is an emergency), Tenant may make the repairs, and Landlord shall pay the reasonable cost of the repairs to Tenant within thirty (30) days after receipt of an invoice and evidence of the cost thereof, together with an administrative charge in an amount equal to 10% of the cost of the repairs, and Tenant may offset any amounts due hereunder and which are not timely paid against the next installment of Rent.

C.Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Cosmetic Alteration"): (1) will not affect the systems or structure of the Building; and (2) does not require work to be performed inside the walls (i.e., work requiring alterations to the walls to get behind the surface thereof) or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C, except that Tenant shall not be required to obtain Landlord's approval for any plans and specifications thereof. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in amounts required under Section XV. Material changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality reasonably designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, if Tenant is not the sole tenant of the Building, shall have the right to designate the time when Alterations may be performed to the extent reasonably necessary to avoid disruption to the occupants of the Building. Upon completion, Tenant shall furnish "as-built" plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements set forth in this Lease and Laws. Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use. Landlord shall not charge Tenant a mark-up or supervisory fee for any Alterations. In no event shall Tenant be required to comply with NRS 108 with respect to providing security, bonds or a construction control account for any Alterations or other Tenant work.

X.    Utilities; Janitorial Service.

Tenant shall contract and pay directly for separately metered electricity and janitorial services for the Premises, and Tenant shall have control of the HVAC and power for the Premises, and power shall be separately metered to the Premises. Tenant shall promptly pay before delinquency all charges for electricity and other extraordinary services furnished to the Premises. Except to the extent caused by Landlord's negligence or willful misconduct, Landlord shall not be liable for any interruptions or curtailment in utility services and any such interruption or curtailment shall not constitute a termination of this Lease or eviction of Tenant. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of four (4) consecutive days after notice as a result of Landlord's failure to provide utilities to the Premises to the extent required under this Lease, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive day of such failure after notice and ending on the day the Premises are again tenantable. If the entire Premises has not been rendered untenantable by the service failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such utilities are supplied to, distributed in or serve the Premises and Tenant shall comply with the rules, regulations and requirements of all governmental and quasi-governmental agencies with respect thereto.

XI.    Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises as reasonably necessary to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises (to the extent a Landlord right or obligation under this Lease), and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants' premises (to the extent permitted under this Lease). Except in emergencies or to provide janitorial, if any, and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If necessary for the protection and safety of Tenant and its employees, upon 48 hours prior notice (or immediately in the event of an emergency), Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, but it shall diligently pursue any such repair and immediately open such closed Premises upon final repair. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent; provided, ·however, Landlord shall not unreasonably interfere with Tenant's operations at the Premises. If as a result of Landlord's entry Tenant is unable to occupy a material portion of the Premises for a period in excess of three (3) consecutive days after notice, then Tenant shall be entitled to receive an abatement of Rent payable hereunder prorated based upon the percentage of the Premises rendered untenantable until the Premises are again tenantable.

Notwithstanding anything to the contrary in this Lease, any entry into the Premises, whether by Landlord or any third parties, shall be subject to Tenant's security requirements (which security requirements shall be no more burdensome than Tenant's security requirements for other third party visitors or for Tenant's other buildings in the vicinity of the Property), and must be coordinated with Tenant's security personnel upon reasonable prior notice. Tenant shall provide Landlord access to the Premises for the purposes stated in this Section XI within a reasonable period after notice from Landlord if Landlord has complied with all of the security requirements to be complied with on its part. Further, Tenant may designate limited areas of the Premises as "Secured Areas"; provided that Tenant shall reasonably provide a Tenant's representative to accompany any Landlord representative requiring access to the Secured Areas upon reasonable notice. In connection with the foregoing, Landlord shall not otherwise enter such Secured Areas except in the event of an emergency. Tenant shall have the right to install a key-card security system. In the event Tenant does not provide Landlord access to the Premises in breach of its obligations hereunder, Tenant shall promptly reimburse Landlord for all actual, out-of-pocket costs incurred by Landlord in the performance of its obligations under this Lease resulting from Landlord's inability to access the Premises. Landlord's current property manager is Jamie Bartels of Hannay Realty Advisers ("Property Manager''). Tenant shall provide Property Manager with one key or key-card to the Premises to be used only in the event of emergencies, and then only for the purpose of the emergency. Landlord shall indemnify Tenant for any losses or liabilities resulting from the improper use of the key or key card. Landlord shall give Tenant notice as soon as reasonably practical before or after any emergency entry. In the event that Landlord changes property managers, Landlord shall cause its current Property Manager to promptly return the key or key-card to Tenant, and such key or key-card will not be given to the new property manager until such person is approved by Tenant in writing, such approval not to be unreasonably withheld, based on its security requirements.

XII.    Assignment and Subletting.

A.Except in connection with a Permitted Transfer (defined in Section XII.E. below) and an Affiliate Transfer (defined in Section XII.F. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld, conditioned or delayed if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select tenants in similar buildings having similar leasehold obligations; (2) the proposed transferee's business is not suitable for the Building considering the business of the other tenants and the Building's prestige, or would result in a violation of another tenant's rights; (3) the proposed transferee is a governmental agency or existing occupant of the Building; or (4) Tenant is in default after the expiration of the notice and cure periods in this Lease. Except in the event that Landlord has unreasonably withheld, conditioned or delayed its consent to a proposed transferee with a credit rating from public company credit rating agencies equal to or better than Tenant at the date of this lease or date of assignment (whichever is better), or if the Tenant or assignee is not a public company at the time of assignment, such assignee has a net worth equal to or better than Tenant at the date of this lease or date of assignment (whichever is better), Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance, injunction, declaratory judgment or such other equitable relief. Any attempted Transfer in violation of this Article shall, at Landlord's option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer, Permitted Transfer or Affiliate Transfer release or relieve Tenant from any obligation under this Lease.

B.As part of its request for Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within seven (7) days of its receipt of the required information and documentation, (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord; or (2) reasonably refuse to consent to the Transfer within reasons therefor set forth in writing. Whether or not Landlord grants consent, Tenant shall pay One Thousand Dollars ($1,000.00) towards Landlord's review and processing expenses, as well as any reasonable legal fees incurred by Landlord in connection therewith, not to exceed $1,000.00 per request.

C.If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord's share of any excess).

D.Except as provided below with respect to a Permitted Transfer and an Affiliate Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 50% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.Tenant may assign or transfer any interest under this Lease or sublease all or a portion of the Premises to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a "Permitted Transfer"): (1) Tenant is not in default under this Lease, beyond applicable cure periods; (2) Tenant's successor shall own all or substantially all of the assets of Tenant; (3) Tenant's successor's financial condition meets the criteria Landlord uses to select tenants in similar buildings having similar leasehold obligations; (4) the Permitted Use does not change; and (5) Tenant shall use commercially reasonable efforts to give Landlord written notice at least ten (10) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant's notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assumption agreement.

F.Tenant may assign, transfer or sublease any interest under this Lease or the Premises to any parent corporation, subsidiary of which it owns (directly or indirectly) a majority interest or over which it exercises managing control or affiliate entity without Landlord's prior consent (an "Affiliate Transfer''). An "affiliate" shall mean an entity under common ownership or control with Tenant or its subsidiaries.

G.Notwithstanding anything to the contrary contained in this Lease, Landlord will not unreasonably withhold, delay or condition consent to Tenant encumbering this Lease pursuant to a leasehold mortgage or deed of trust; provided, however that no such encumbrance nor a foreclosure of Tenant's leasehold interest under the Lease shall release or relieve Tenant from any obligation under this Lease or impair Landlord rights under this Lease. Landlord agrees to reasonably cooperate with Tenant and its lender with respect to executing any documents requested by Tenant and its lender that do not decrease Landlord's rights or increase Landlord's costs or obligations under this Lease.

H.Landlord shall have no recapture rights under this Lease with respect to any assignment, sublease, encumbrance or transfer of this Lease by Tenant, and Tenant shall retain any additional rent, assignment or transfer profits.

XIII.    Liens.

Tenant shall not permit mechanic's or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within thirty (30) days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, in accordance with the preceding sentence, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys' fees (if and to the extent permitted by Law) within thirty (30) days after receipt of an invoice from Landlord. Landlord waives all contractual, statutory and constitutional liens held by Landlord on Tenant's personal property, goods, equipment, inventory, furnishings, chattels, accounts and assets ("Tenant's Property") to secure the obligations of Tenant under this Lease.

XIV.    Indemnity.

A.    Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and subject to Section XVI, Tenant shall indemnify, defend and hold Landlord, its trustees, members, shareholders, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents ("Landlord Related Parties") harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its parent and subsidiary companies and their respective trustees, members, shareholders, principals, beneficiaries, partners, officers, directors, employees and agents ("Tenant Related Parties") or any of Tenant's transferees, contractors or licensees.

B.    Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, and subject to Section XVI, Landlord shall indemnify, defend and hold Tenant and the Tenant Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the negligence, willful misconduct or breach of this Lease by Landlord or the Landlord Related Parties.

C.    Except to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Related Parties, or except as caused by Landlord's breach of this Lease, Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant's business or loss, theft or damage to Tenant's Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.

XV.    Insurance.

A.Liability/Property Insurance. Tenant shall maintain at its sole expense during the term hereof, commercial general liability insurance with broad form contractual liability coverage and with coverage limits of not less than One Million Dollars ($1,000,000.00) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000.00) and Tenant shall provide, in addition, excess liability insurance on a following form basis, with overall excess limits of at least Five Million Dollars ($5,000,000.00). Tenant shall also keep in force special form also known as "all risk" perils coverage insurance for the full replacement value of Tenant's improvements and Tenant's Property, including, but not limited to, trade fixtures, furnishings and other personal property. All such policies shall be written by companies reasonably satisfactory to Landlord and Tenant will cause such insurance policies to name (i) Landlord as additional insured for the liability insurance required hereunder, (ii) at Landlord's election, Landlord's property manager as designated by Landlord from time to time ("Property Manager'') as additional insured for the liability insurance required hereunder and (iii) Landlord as a loss payee with respect to Tenant's improvements. All such insurance shall be written so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord or Landlord's property manager (as designated from time to time) in connection with any loss or damage covered by the policy. In addition, Tenant shall keep in force Worker's Compensation or similar insurance to the extent required by law. Upon execution of this Lease, Tenant shall deliver certificates of insurance evidencing the insurance carried hereunder to Landlord. Should Tenant fail to effect the insurance called for herein Landlord may, at its sole option, procure said insurance and pay the requisite premiums, in which event, Tenant shall pay all sums so expended to Landlord as Additional Rent following invoice and promptly upon demand. Tenant shall furnish to Landlord 30 days' prior written notice to Landlord before the policy, policies or insurance program structure in question shall be materially altered or cancelled. High deductibles, self-insured retentions, or any form of "self-insurance", or "captive insurance" may not be used to fulfill this requirement, and no deductible or similar retention will be accepted for any third party coverage; including, without limitation, workers compensation, commercial general liability or auto liability; provided, however, that Tenant may use a self-insured retention or deductible in the amount of Two Million Dollars ($2,000,000.00) for any policy required under this Lease. Tenant's insurance shall be primary, and any insurance maintained by Landlord or any other additional insureds hereunder shall be excess and noncontributory. After the initial Term of this Lease, Landlord shall have the right to reasonably increase the amount or expand the scope of insurance to be maintained by Tenant hereunder from time to time.

B.Contractor/Subcontractor's Insurance. Tenant's contractors and subcontractors shall maintain the following insurance during any period in which they are performing Tenant Improvements or Alterations on the Property: (i) commercial general liability insurance with broad form contractual liability coverage, products coverage and completed operation coverage with coverage limits of not less than One Million Dollars ($1,000,000.00) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000.00), and (ii) Worker's Compensation or similar insurance to the extent required by law. At any time that Tenant or its contractors are performing any Tenant Improvements or Alterations that constitute new construction or structural alterations to the Building (including any movement of load bearing walls), Tenant shall maintain builder's risk insurance in such amounts as are reasonably acceptable to Landlord based on the scope of the work.

C.I ncrease i n I nsurance Premium. Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will violate Landlord's policies of hazard or liability insurance or otherwise violate any other insurance policy(ies) carried by Landlord on the Premises or on the Property or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If anything done, permitted to be done or suffered by Tenant to be kept in, upon or about the Premises shall cause the premium or rate of fire or other insurance on the Premises or on other property of Landlord or of others within the Building to be increased beyond the minimum rate from time to time applicable to the Premises or to any such other property for the use or uses made thereof, Tenant will pay, as Additional Rent, the amount of any such increase promptly upon Landlord's demand. Landlord hereby represents and warrants to Tenant that general office use of the Premises will not increase Landlord's insurance premiums.

D.Landlord's Insurance Requirements. Landlord shall carry and maintain property insurance insuring the Building against damage or destruction due to risks including fire, vandalism and malicious mischief in an amount not less than the replacement cost of the Buildings as the same may change from time to time (the "Property Insurance Coverage"). Such policies will insure against all risks of direct physical loss or damage subject to customary exclusions and any reasonable amounts of coverage. Landlord shall carry and maintain commercial general liability and excess umbrella liability insurance for bodily injury and property damage however occasioned in, on or about the Buildings and the Common Area, with limits $1,000,000 per occurrence and $2,000,000 aggregate, with excess umbrella liability limits of $3,000,000 and shall name the following as an additional insured thereunder: Tenant, its parent and its subsidiaries.

XVI.    Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, shareholders, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant's Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII.    Casualty Damage.

A.If all or any part of the Premises is damaged by fire or other casualty, Tenant shall promptly notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord or Tenant shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord's reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 12 months of the Term remaining on the date of the casualty; (4) any Mortgagee with a first priority Mortgage requires that the insurance proceeds be applied to the payment of the Mortgage debt pursuant to terms of the Mortgage that are commercially reasonable for loans for similar types of properties; (5) a material uninsured loss to the Building occurs; or (6) any restoration would be considered "construction" with respect to the Premises within the meaning of Treas. Reg. Section 1.856. Landlord or Tenant may exercise its right to terminate this Lease by notifying the other party in writing within 60 days after the date of the casualty. If this Lease does not terminate, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage, however subject to the abatement of Rent as set forth herein. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.If all or any portion of the Premises shall be made untenantable by fire or other casualty, and neither Landlord nor Tenant has elected to terminate this Lease pursuant to Section XVII.A above, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods ("Completion Estimate"). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of the casualty, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) Business Days after receipt of the Completion Estimate. Further, in the event Landlord fails to complete the repair and replacement of the Premises within 300 days from the date of the casualty so that Tenant may be open and operating for business therein within such time period, Tenant shall have the right to terminate this Lease.

XVIII. Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building's use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Premises and Tenant's Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

XIX.    Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.Tenant's failure to pay when due all or any portion of the Rent, if the failure continues for 5 Business Days after written notice to Tenant ("Monetary Default'').

B.Tenant's failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease (including its Exhibits), if the failure is not cured within thirty (30) days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within thirty (30) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant's failure to comply creates a hazardous condition to human health, the failure must be cured promptly upon notice to Tenant.

C.Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

In addition to the foregoing, if Landlord provides Tenant with notice of Tenant's failure to comply with any material term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant's subsequent violation of such term, provision or covenant shall, at Landlord's option, be an incurable event of default by Tenant.

Landlord shall be in default under this Lease in the event landlord fails to cure its obligations within 30 days of receipt of written notification of such failure. However, if Landlord's failure to comply cannot reasonably be cured within thirty (30) days, Landlord shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Landlord commences to cure the failure within thirty (30) days, and (2) Landlord diligently pursues a course of action that will cure the failure and bring Landlord back into compliance with the Lease. However, if Landlord's failure to comply creates a hazardous condition to human health, the failure must be cured promptly upon notice to Landlord.

XX.    Remedies.

A.    Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1.Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant's Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord suffers as a result of Tenant's default, whether by Landlord's inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. "Costs of Reletting" shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, but shall not include the cost of alterations and the value of other concessions or allowances granted to a new tenant.

2.Terminate Tenant's right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant's Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

3.In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

B.    Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant is in default (beyond applicable notice and cure periods), Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4% until cured. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default. Furthermore, in the event that Landlord performs any of Tenant's obligations under this Lease as a result of a default by Tenant, Tenant shall pay to Landlord within thirty (30) days after receipt of invoice, and evidence of cost thereof, the reasonable cost of performing such obligation, together with an administrative charge in an amount equal to 10% of the cost to perform the obligation.

C.    Notwithstanding anything to the contrary contained in this Lease, in the event of a default by Tenant hereunder, Landlord hereby covenants and agrees to use reasonable efforts to mitigate its damages, which reasonable efforts shall include, without limitation, using commercially reasonable efforts to relet the Premises upon commercially reasonable terms. Except as set forth in Article XXV with respect to a holdover of the Premises, Landlord's out of pocket costs of reletting the Premises upon an Event of Default by Tenant, or Landlord's out pocket costs payable to third parties that Landlord may be entitled to indemnification under a Tenant indemnification obligation under this Lease, Landlord shall not have any right to sue, or collect from, Tenant for any consequential, punitive or incidental damages (including, without limitation, any claims for lost profits and/or lost business opportunity). Landlord shall not have any right to sue, or collect from, Tenant for any costs to renovate the Premises for any prospective tenant.

XXI.    Limitation of Liability.

TENANT ACKNOWLEDGES AND AGREES THAT THE LIABILITY OF LANDLORD UNDER THIS LEASE OR ANY MATIER RELATING TO OR ARISING OUT OF THE OCCUPANCY OR USE OF THE PREMISES AND/OR OTHER AREAS OF THE BUILDING OR THE PROPERTY SHALL BE LIMITED TO TENANT'S ACTUAL DIRECT, BUT NOT CONSEQUENTIAL, DAMAGES THEREFOR AND SHALL BE RECOVERABLE ONLY FROM LANDLORD'S INTEREST IN THE PROPERTY, NET PROCEEDS DERIVED FROM THE SALE THEREOF, AND, INSURANCE PROCEEDS AND CONDEMNATION AWARDS. NO PERSONAL JUDGMENT SHALL LIE AGAINST LANDLORD UPON EXTINGUISHMENT OF ITS RIGHTS IN THE PROPERTY AND ANY JUDGMENT SO RENDERED SHALL NOT GIVE RISE TO ANY RIGHT OF EXECUTION OR LEW AGAINST LANDLORD'S OTHER ASSETS. FOR THE PURPOSES OF

THIS PARAGRAPH ONLY, THE TERM "LANDLORD" SHALL MEAN AND INCLUDE ALL PARTNERS OF LANDLORD (IF LANDLORD IS A PARTNERSHIP) AND ALL MEMBERS AND MANAGERS OF LANDLORD (IF LANDLORD IS A LIMITED LIABILITY COMPANY). THE PROVISIONS HEREOF SHALL INURE TO LANDLORD'S SUCCESSORS AND ASSIGNS, INCLUDING ANY MORTGAGEE. THE FOREGOING PROVISIONS ARE NOT INTENDED TO RELIEVE LANDLORD FROM THE PERFORMANCE OF ANY OF LANDLORD'S OBLIGATIONS UNDER THIS LEASE, BUT ONLY TO LIMIT THE PERSONAL LIABILITY OF LANDLORD IN CASE OF RECOVERY OF A JUDGMENT AGAINST LANDLORD. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME (NOT TO EXCEED THIRTY (30) DAYS, UNLESS AN EMERGENCY IN WHICH EVENT TENANT MAY PROCEED WITH A CURE OF SUCH DEFAULT AND LANDLORD SHALL REIMBURSE TENANT FOR ANY COSTS AND EXPENSES) TO CURE THE ALLEGED DEFAULT.

XXII.    No Waiver.

Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party's failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII. Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant is not in default (after applicable notice and cure periods) hereunder. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

XXIV.    Landlord Representations.

Landlord represents and warrants that, as of the Effective Date, (i) there is no mortgage or loan encumbering the Property or Building, (ii) to Landlord's actual knowledge, Landlord has not received any written notice of any eminent domain or similar proceeding during its period of ownership which would affect all, or any portion, of the Premises or the Property, (iii) Landlord has the full right, power and authority to make this Lease and no joinder or approval of another person or entity is required with respect to Landlord's right and authority to enter into this Lease, and (iv) Landlord has provided to Tenant a recent title report and related recorded documents for the Property, a list of which is attached hereto as Exhibit G.

XXV.    Holding Over.

If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant's occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall (1) for the first three months of holdover, pay Base Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 125% of the sum of the Base Rent due for the period immediately preceding the holdover; and (2) for any holdover after the first three months, pay Base Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within thirty (30) days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

XXVI.    Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "Mortgage"). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee". This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Notwithstanding anything to the contrary contained in this Lease, in consideration of, and as a condition precedent to, Tenant's agreement to permit its interest pursuant to this Lease to be subordinated to any particular future Mortgage hereafter enforced against the Building or the Property, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the Mortgagee of such Mortgage. If requested by a successor-in-interest to all or a part of Landlord's interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within twenty (20) days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party's actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

XXVII.    Attorneys' Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its legal costs and expenses, including, without limitation, reasonable attorneys' fees.

XXVIII.    Notice.

If a demand, request, approval, consent or notice (collectively referred to as a "notice") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX.    Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Except as set forth in this Lease, including Tenant's rights to install signage, emergency generators, transmission equipment, security devices and cameras, and access to the utility rooms, Landlord excepts and reserves to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets (if such services are provided by Landlord), (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. In Landlord's exercise of any of the foregoing rights reserved by Landlord and use thereof, Landlord shall not materially interfere with Tenant's use and operations of the Premises or such utility rooms and agrees to cooperate with Tenant and allow reasonable access by utility companies and other service providers in connection with the installation of reasonable utility and system upgrades upon request of Tenant. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant's ability to use the Premises for the Permitted Use or increase Tenant's obligations under this Lease. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord's employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A good faith closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX.    Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. If Tenant fails to remove any of Tenant's Property upon the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Property. In addition, if Tenant fails to remove Tenant's Property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant's Property to be abandoned, and title to Tenant's Property shall be deemed to be immediately vested in Landlord. Tenant shall have no obligation to remove any Alterations made to the Premises at the expiration or earlier termination of this Lease.

XXXI.    Miscellaneous.

A.This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of any court located in Clark County, Nevada and any and all actions arising out of this Agreement shall be litigated in such court. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.Tenant may record a memorandum of this Lease in the form attached hereto as Exhibit F, provided that Tenant has first delivered to Landlord an executed and recordable document evidencing the termination of this Lease (the "Termination Notice"). Upon termination or expiration of this Lease, Landlord may record the Termination Notice without further consent or authorization from Tenant, and Tenant shall execute a new Termination Notice if requested by Landlord.

C.Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D.Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such written transfer (and assumption by an assignee of Landlord's obligations hereunder, Landlord shall be released from any future obligations hereunder which accrue after the date of such transfer or assignment, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such future obligations.

F.Tenant and Landlord each represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord shall pay any commission earned by Broker relating to this Lease pursuant to a separate agreement.

G.Each party hereto covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of such party is authorized to do so; (2) this Lease is binding upon it; and (3) it is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.Time is of the essence with respect to Tenant's obligations and rights hereunder, including, without limitation, exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I.The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under Articles IV (to the extent any amounts have accrued and are unpaid at the expiration or earlier termination of this Lease), VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease, and Landlord's obligations under Articles Ill.A and XIV shall survive the expiration or early termination of this Lease.

J.Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option.

K.This Lease may be executed through an electronic signature I online digital signature service, such as "DocuSign", and any such execution by a party by such electronic signature shall be valid, effective and binding upon the party executing. This Lease may be executed in counterparts, each of which shall be an original document, and all of which together shall constitute a single instrument. The parties may deliver such counterparts by facsimile and/or e-mail transmission, which shall be binding. Execution and delivery of an executed counterpart of this Lease and/or a signature page of this Lease by telecopier, facsimile, electronic image scan transmission (such as a "pdf' file) or through an electronic signature service (such as DocuSign) will be valid and effective as delivery of a manually executed counterpart of this Lease.

L.All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

M.In the event Tenant is not a publicly traded company, Tenant, within fifteen (15) days after notice, shall provide Landlord with a current financial statement. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

XXXII.    Entire Agreement.

This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter Agreement), Exhibit D-1 (Landlord's Work Letter''), Exhibit D-2 (Landlord and Tenant Work Obligations), Exhibit E (Additional Provisions), Schedule 1 (Depiction of Parking Spaces), Exhibit F (Memorandum of Lease); Exhibit G (List of Title Documents).

[SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

880 Grier Drive Holdings, LLC,
a Maryland limited liability company

By:
U.S. Bank National Association, as Trustee, successor-in-interest to Bank of America, N.A., as Trustee, successor to Wells Fargo Bank, N.a., as Trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GC10 ("The Trust")

By:	CWCapital Asset Management LLC, a Delaware limited liability company, solely in its capacity as Special Servicer to the Trust
By:	/s/ Geoffrey C. Wood
Name:	Geoffrey C. Wood
Title:	Senior Vice President

TENANT:

MGM Resorts International,
a Delaware corporation

By:	/s/ Daniel J. D'Arrigo
Name:	Daniel J. D'Arrigo
Title:	VP, CFO & Treasurer

EXHIBIT E ADDITIONAL PROVISIONS

1.Option to Extend. So long as the Lease is in full force and effect and, at the time of exercise of the option to renew, Tenant is not in default under the Lease beyond any applicable notice and cure period provided herein, Tenant shall have two (2) successive options to extend the Lease for a term of five (5) years each (each, an "Option"), on the same terms and conditions set forth in the Lease, except as modified by the terms and conditions set forth below:

i)    If Tenant elects to exercise an Option, Tenant must provide Landlord with written notice of its election to exercise such Option no earlier than the date which is eighteen (18) months prior to the expiration of the then current term and not later than the date which is six (6) months prior to the expiration of the then current term of the Lease. If Tenant fails to timely provide such notice, Tenant shall have no further right to exercise any Option or to extend the term of the Lease. Time is of the essence for this provision.

(ii)    The Base Rent for each Option term shall be the Fair Market Rental Rate of the Premises in effect at the expiration of the then current term of the Lease. "Fair Market Rental Rate" shall be the then going rate for comparable space at the Hughes Airport Center and other comparable buildings in the Airport sub-market. The determination of the Fair Market Rental Rate shall take into consideration any concessions and inducement then being offered by landlords in the submarket area, as well as the quality of the buildings, the extent of Tenant's liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy. There shall be no minimum rent in the determination of Fair Market Rental Rate.

(iii)    If Landlord and Tenant do not agree on the Fair Market Rental Rate within thirty (30) days of Tenant's delivery of notice of its intent to exercise an Option, then Landlord and Tenant shall submit the matter to arbitration as set forth below.

(a)Within fifteen (15) days after the Landlord and Tenant's failure to agree as set forth above, Landlord and Tenant shall each appoint an independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial property in the Las Vegas area. Landlord and Tenant shall each submit to the appraisers their respective Fair Market Rental Rate determinations (and back-up information regarding their determination), and the determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Premises is the closest to the actual Fair Market Rental Rate for the Premises, as determined by the appraisers. Such arbitrators may (or at the request of either party, shall) hold such hearings and require such briefs as the arbitrators, in their discretion, determine to be necessary.

(b)The arbitrators shall, within fifteen (15) days of their appointment, agree upon and appoint a third appraiser who shall have the same qualifications required of the initial two appraisers. If the two appraisers fail to agree on a third appraiser, both appraisers shall be dismissed and the matter shall be submitted to arbitration under the Judicial Arbitration and Mediation Service ("JAMS"), but based on the same procedures set forth herein, however, in the event that the Property association recorded covenants and restrictions requires such matter to be determined in another manner, then the parties agree to do so.

(c)The three appraisers shall reach a decision within thirty (30) days of the appointment of the third appraiser and shall promptly notify Landlord and Tenant of such determination. The decision of the majority of the three appraisers shall be binding upon the parties.

(d)If any party shall fail to appoint an appraiser within the time period set forth above, the other party shall provide written notice to the non-performing party regarding such failure, and in the event such non-performing party fails to appoint an appraiser within five (5) Business Days of receipt of such notice, then the appraiser appointed by one of them shall appoint another appraiser under the requirements of this sub-section iii.

2.Right of First Refusal. Subject to the rights of existing tenants, Landlord shall provide Tenant a right of first refusal (the "Right of First Refusal") to lease any vacant space in the Building and, if owned by Landlord or under common ownership as Landlord at the time the Right of First Refusal arises, the buildings in the Hughes Airport Center commonly known as 955 Kelly Johnson Drive, 840 Grier Drive, 950 Grier Drive, 975 Kelly Johnson Drive and 980 Kelly Johnson Drive (collectively, the "ROFR Premises") before Landlord leases all or any portion of the ROFR Premises to another tenant, on the following terms and conditions:

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Tenant's right to exercise the Right of First Refusal in any instance shall be subject to the conditions that at the time of such exercise of the Right of First Refusal the Lease shall be in full force and effect and no uncured default on the part of Tenant shall then exist under the Lease beyond any applicable notice and cure periods provided in the Lease. Landlord shall not enter into a lease with a prospective tenant for any ROFR Premises unless Landlord shall have first given Tenant an opportunity to exercise the Right of First Refusal with respect to such ROFR Premises. Landlord shall give Tenant the opportunity to exercise the Right of First Refusal by providing to Tenant a copy (redacted for any confidential information) of all material terms and conditions of an offer made to or received from a third party which Landlord intends to accept for any of the ROFR Premises (a "First Refusal Notice"). Tenant may elect to lease the subject ROFR Premises on the terms hereinafter described by giving written notice to Landlord within 10 Business Days after Tenant's receipt of a First Refusal Notice. If Tenant exercises its Right of First Refusal, the ROFR Premises shall be leased on the same terms and conditions set forth in this Lease, except: (a) the term of the lease of the ROFR Premises shall be coterminous with the term of this Lease; (b) Landlord shall provide Tenant a tenant allowance for tenant improvements equal to the product of (i) the number of months in the term for the ROFR Premises divided by 120; times (ii) $35.00 per square foot times the ROFR Premises square feet (for example purposes only, in the event the remaining term of this Lease is 60 months and the ROFR Premises is 10,000 sf, then Tenant shall receive $175,000.00); (c) if the ROFR Premises is for space in the 840 Grier Drive building and the 980 Kelly Johnson Drive building, the rental terms shall be the same economic terms as set in this Lease; and (d) if the ROFR Premises are in the 950 Grier Drive building or 955 Kelly Johnson building, the base rent shall be the rate that would be applicable if such ROFR Premises had been leased concurrently with the Lease at a starting rate of $9.00 per square foot per year on a "Net Basis" with an annual increase of 2.5% in Base Rent. The term "Net Basis" shall mean that Tenant pays for all operating expenses incurred for the Premises, without reference to any base year. If Tenant does not exercise its option to lease the applicable ROFR Premises within 20 Business Days after receipt of a First Refusal Notice for such ROFR Premises, then Landlord may enter into a lease with a third party for the subject ROFR Premises upon the same material terms stated in the First Refusal Notice. Landlord shall again comply with the terms of this Right of First Refusal prior to entering into a lease of the subject ROFR Premises with a third party.

This shall be a continuing Right of First Refusal, and, provided that Tenant is not in uncured default, shall apply to any new lease of the ROFR Premises during the Term (but shall not, however, apply to renewals or extension rights set forth in leases in existence as of the Effective Date). Further, with respect to existing tenants located in the ROFR Premises which do not have a renewal or extension right set forth in their applicable lease, Landlord may negotiate with such existing tenant a renewal or extension of their existing lease provided that Landlord shall have first given Tenant an opportunity to exercise the Right of First Refusal with respect to such ROFR Premises as described in this Section 2 which such opportunity must be delivered to Tenant no earlier than twelve (12) months, nor later than nine (9) months, prior to the end of the existing tenant's lease expiration date. Notwithstanding anything herein to the contrary, (i) Tenant shall not be entitled to the Right of First Refusal during the last twelve months of the term of this Lease, and (ii) Tenant shall not be entitled to the Right of First Refusal if Tenant shall have assigned, sublet or otherwise transferred the Lease at any time, other than a Permitted Transfer or an Affiliate Transfer. The Right of First Refusal is personal to Tenant or the transferee of a Permitted Transfer or an Affiliate Transfer and cannot be transferred or otherwise assigned, and may only be exercised, when and if Tenant or a Permitted Transferee or an Affiliate Transfer is in physical occupancy of the entire Premises.

3.Roof Rights. Tenant shall have the non-exclusive right to install and maintain on the roof and exterior of the Building transmission and security equipment for Tenant's use at the Premises. Landlord shall not charge Tenant for said rights and Tenant shall be responsible, at its sole cost and expense, for the installation, maintenance, insurance and compliance with applicable laws for such transmission and security equipment installed by Tenant, as well as the removal, repair and restoration caused to the associated space. All transmission and security equipment shall be subject to Landlord's reasonable approval regarding the location of same. Landlord may require Tenant to use Landlord's roofing contractor for any installations on the roof or related work and repair if the use of Tenant's contractor would adversely affect any warranty Landlord's contractor may have given for the roof.

4.Back-up Generator. Subject to Landlord's written approval as to the number and location thereof, Tenant may install backup generators on the Property. Tenant shall be responsible for all costs associated with the installation of such generators. Tenant shall construct an enclosure for the generators and maintain such enclosure in compliance with all laws, rules, regulations and requirements of local governing authorities. To the extent required by law, Tenant shall obtain and continuously maintain in full force and effect all required permits, licenses, and authorizations required for it to install, maintain and repair the generator at the Property. Tenant shall not install, maintain, repair or operate any generator or enclosure that (a) adversely affect, impair, restrict or impact the structural integrity or use of, or the mechanical, plumbing, structural or electrical systems of the Property, or (b) interfere with the operation of the Property. Tenant shall remove the generator at the termination or expiration of this Lease, and if the installation of the generator damages or replaces existing landscaping and/or parking spaces, Tenant, at Tenant's sole cost and expense, shall replace such landscaping and/or parking spaces upon removal of the generator. Any parking spaces occupied by the generator shall come out of the Tenant's parking allocation.

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5.Security. Tenant may require Landlord to provide reasonable security patrol for the Building by providing written notice to Landlord of such request. Landlord shall have a reasonable time after receipt of such notice to enter into a contract with a security patrol provider of its choice. Notwithstanding that Landlord shall be required to hire a security patrol service, Landlord shall not be liable for any failure of the security patrol to prevent any security breaches. The cost of security patrol services shall be included in Expenses. Tenant shall also have the right utilize a card key access system for the Building, if any, at Tenant's sole cost and expense.

6.Parking. Subject the Rules and Regulations attached to this Lease as Exhibit B and as established by Landlord from time to time, Tenant shall be entitled to the use of (i) all parking spaces allocated to the Building if Tenant leases all of the Building, or (ii) a portion of the uncovered parking spaces and covered parking spaces, if any, allocated to the Building equal to the portion of the Building leased by Tenant in the area designated on Schedule 1 to this Exhibit. Tenant acknowledges that Tenant and its employees and invitees are parking at the Property at Tenant's own risk. EXCEPT TO THE EXTENT CAUSED BY LANDLORD'S BREACH OF THIS LEASE, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, LANDLORD, ITS MANAGEMENT COMPANY AND THEIR AGENTS SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY LOSS OF OR DAMAGE TO VEHICLES, PERSONAL PROPERTY LEFT IN VEHICLES OR ANY OTHER PROPERTY LOCATED AT THE PROPERTY, NOR FOR ANY PERSONAL INJURIES OR DEATH ARISING OUT OF THE USE OF THE PARKING SPACES AT THE PROPERTY.

7.Privileged Licenses. Tenant, to its actual knowledge, represents to Landlord that Landlord is not currently required to obtain any license, qualification, clearance or the like as a result of the special nature of the Privileged Licenses (defined below) and held by Tenant or Tenant's parent company, subsidiaries and affiliates (collectively, "Tenant's Affiliates"). Landlord acknowledges that Tenant and Tenant's Affiliates are businesses that are or may be subject to and exist because of privileged licenses relating to the gaming industry issued by Governmental Authorities ("Privileged Licenses"). Landlord's agents, employees and subcontractors, shall obtain any license, qualification, clearance or the like which shall be required of any of them by any Governmental Authority having jurisdiction over Landlord. If: (i) Landlord, or Landlord's agents, employees, or subcontractors, fails to satisfy such requirement and such failure jeopardizes Tenant's Privileged Licenses under the statutes or regulations of any Governmental Authority; (ii) Tenant or Tenant's Affiliates is directed to cease business with Landlord or Landlord's agents, employees or subcontractors by any such Governmental Authority; or (iii) Tenant shall in good faith determine, in Tenant's reasonable judgment, that Landlord, or any of Landlord's agents, employees, subcontractors, or representatives, (a) is engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which does jeopardize Tenant's or Tenant's Affiliates Privileged Licenses under the statutes or regulations of a Government Authority or causes any Governmental Authority to deny, curtail, suspend, revoke or threaten the same, then this Lease may be immediately terminated by Tenant without further liability from Tenant to Landlord; provided, however, if any matter described herein can be appealed or is reasonably susceptible to cure without jeopardizing Tenant's or Tenant's Affiliates Privileged Licenses, Landlord shall have a reasonable time within which to make such appeal or effect such cure (but in· no event longer than the time available to fully comply with any requirement imposed by any Governmental Authorities or any other applicable law, rule or regulation) and Tenant shall not have the right to terminate this Lease during such appeal or cure period. In the event of termination by Tenant, Tenant shall provide Landlord with written notice of the basis of the termination, including the statutes or regulations under which it believes the Privileged Licenses may be in jeopardy.

In addition, Landlord hereby acknowledges that it is illegal for a denied license applicant or a revoked licensee (pursuant to the Laws of the Nevada gaming authorities), or a business organization under the control of a denied license applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with Tenant without the prior approval of the Nevada Gaming Commission. Landlord hereby affirms, represents and warrants to Tenant that Landlord is not a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee, and Landlord hereby agrees that this Lease is subject to immediate termination by Tenant without further liability from Tenant to Landlord if Landlord should become a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee. In the event of an assignment or transfer of this Lease by Landlord, Tenant shall receive all information necessary to complete a background check of the assignee as may be required by Tenant's or Tenant's Affiliates Corporate Compliance Plan. Upon Landlord's request and provision of any information necessary to complete a background check upon a proposed assignee, Tenant will perform such review and notify Landlord prior to assignment in the event such proposed assignee is not acceptable to Tenant.

"Governmental Authorities" means those federal, state and local governmental, quasigovernmental authorities, agencies, courts, departments, boards and officials, as constituted from time to time, now or hereinafter in effect having jurisdiction over Landlord, Tenant, Tenant's Affiliates, this Lease, or the Premises.

The parties acknowledge that this Section 7 shall only apply to the extent Tenant or Tenant's Affiliates hold privileged gaming licenses issued by Governmental Authorities.

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